UNITE HERE, 275 7th Ave., New York, NY 10001

Ashford’s Unfinished Business:

UNITE HERE recommends 10 steps to improving shareholder rights, value at Ashford companies

New York City. In the face of a solicitation for a Special Meeting related to the planned spinoff of Ashford Inc. (NYSE MKT:AINC, “Advisor”), Ashford Hospitality Trust [NYSE: AHT] has taken steps to restore some recent cuts to corporate governance. As we have argued elsewhere (http://www.businesswire.com/news/home/20141028006151/en/Ashford-Hospitality-announces-corporate-governance-reforms-face#.VGCqpvnF9UV), important rights are still missing from these recent reforms.

Ashford has subsequently written in defense of its corporate governance record and its major related party agreements. UNITE HERE continues to believe Ashford needs to take further steps to restore shareholder rights and mitigate conflicts of interest, and recommends ten concrete measures that could improve both shareholder rights and shareholder value at Ashford companies:

Corporate Governance issues:

Ashford Inc.:

 Preserve the right to elect directors annually
 Preserve shareholders’ right to vote to remove directors with or without cause
 Preserve the threshold of support required to call a special meeting

AHT:

 Require shareholder approval before amending or removing key shareholder rights, such as the right to elect directors annually, to remove directors without cause, to make bylaw amendments and to call a special meeting with the support of 25% of shares outstanding.

Mitigating conflicts of interest:

External advisory agreements:

 Shorten the term of the external advisory agreement to a one year term, which even the Portnoy-led REIT agreements do now
 Eliminate change in control termination fees
 Balance the risk borne by Advisor and Trust in the calculation of base fees. To protect the Advisor, clients must pay a quarterly base fee of at least 90% of the fees paid (not owed) in the corresponding previous quarter – a protection that lasts indefinitely.
 Don’t tie the minimum base fee to peers’ performance: Starting a year post spinoff, a second minimum quarterly base fee (the REIT will pay the highest of the three: http://www.sec.gov/Archives/edgar/data/1604738/000110465914075151/a14-10016_1ex10d3.htm) will apply. This minimum base fee is tied to the average Corporate G&A costs of self-advised peers, a metric that has nothing to do with the Advisor’s performance. Our review of a similar clause at Ashford Prime suggests the alternative minimum could inflate the base fee (http://www.unlock-ashford.org/wp-content/uploads/REIT-AshfordUpdate.pdf).

Remington Exclusivity and Master Management agreements:

 Eliminate change of control termination fees in hotel management agreements
 Eliminate the exclusivity agreement without termination fees, and allow client REITs to hire (and fire) any hotel manager they please – including Remington.

Last week, leading proxy advisor Institutional Shareholder Services (ISS) recommended AHT shareholders support a Special Meeting of Shareholders because “…there appear to be significant governance concerns and potential economic issues regarding the terms and structure of the spin-off which could be addressed through the proposed special meeting.” (See http://www.businesswire.com/news/home/20141106005405/en/ISS-recommends-shareholders-vote-Special-Meeting-Ashford#.VGCrUvnF9UU)

We urge shareholders to vote TODAY to protect shareholder rights and preserve strategic opportunities at AHT.

View our revised definitive proxy:

http://www.sec.gov/Archives/edgar/data/1232582/000103442614000023/0001034426-14-000023-index.htm

View our most recent investor presentation:

http://www.sec.gov/Archives/edgar/data/1232582/000103442614000030/0001034426-14-000030-index.htm

Contact:

JJ Fueser, 416-893-8570, jjfueser@unitehere.org Elliott Mallen, 312-656-5807, emallen@unitehere.org

For more information: http://www.unlock-ashford.org/, www.twitter.com/@HotelCorpGov